Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in this registration statement on Form S-8 of Oriental Financial Group Inc. (the Group) of our reports dated March 11, 2010, with respect to the consolidated statements of financial condition of the Group as of December 31 , 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K, as amended.
Our report on the aforementioned consolidated financial statements refers to the Group’s change, effective April 1, 2009, in the method of evaluating other-than-temporary impairments of debt securities and for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly, and a change, effective January 1, 2009, in the method for subsequent measurement of servicing rights.
/s/ KPMG LLP
San Juan, Puerto Rico
October 20, 2010